Exhibit (g)(iv)

Amendment

No. 2

This Amendment made by and between Thrivent Financial for Lutherans (“Company”) and SCOR Global Life Americas Reinsurance Company (“Reinsurer”) revises and becomes part of the Coinsurance Agreement No. 201210.2 (formerly 6950-05) (“Agreement”), effective October 1, 2012, as follows:

1.

Effective August 1, 2018, the Agreement is terminated for all automatic new business. Policies with issue dates on August 1, 2018 or later shall be on a facultative basis.

This Amendment does not alter, amend or modify the Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

Executed in duplicate by	Executed in duplicate by
Thrivent Financial for Lutherans	SCOR Global Life Americas Reinsurance Company

On 3/25/2019	3/15/2019

/s/ Susan Oberman Smith	/s/ Stephanie T. Dunn
Vice President	SVP

On 7/18/19	3/15/2019
/s/ Douglas Bearrood	/s/ Elizabeth Gregory
VP	Assistant Secretary